17 March 1999
                                                            In reply refer to:
                                                            CEOC/990314

                                                            TRANSMITTED VIA
                                                            FAX AND MAIL
Mr. Anthony W. Hooper
President and Chief Executive Officer
Insituform Technologies, Inc. ("ITI")
Insituform Southwest, Inc. ("ISW")
702 Spirit 40 Park Drive
Chesterfield, Missouri 63005
Tel:   (314) 530-8020
Fax:   (314) 530-8704

Dear Tony:

         I am responding to your three letters of March 11, 1999, one addressed on the letterhead of your subsidiary Insituform Southwest, Inc. to our subsidiary Insitu, Inc. purporting to terminate the Midsouth Partners partnership, one addressed by you to Midsouth Partners purporting to cancel Midsouth's Insituform license, and one by you to the CEOC of Insituform East, Inc. serving as a transmittal letter for a lawsuit that you have filed in Delaware and notifying that you intend to bid on work in the Midsouth territory immediately.

         Insituform East, Inc. believes that the first two letters referred to above have not terminated the license or the Midsouth Partnership, that the actions purported to have been taken in those letters are themselves further violations of both the license and the partnership agreement (E-Midsouth or ITI as the successor in interest to E-Midsouth is still a defaulting partner as previously determined by arbitration), and that any bids submitted by Insituform Technologies, Inc. in the Midsouth territory, directly or through any subsidiary or affiliate other than Midsouth Partners, will constitute a violation of your fiduciary duties and of both the partnership agreement and the license. The arrangement proffered in your letter, escrowing 42.5% of the net profits from work undertaken, does not cure either the threatened breach by Insituform Technologies, Inc. or its violations of those arrangements or remedy the damage that Midsouth Partners will suffer in its business, or the damage that Insituform East, Inc. and its subsidiary, Insitu, Inc., will suffer in connection with its partnership interest in Midsouth Partners.

         Insituform East, Inc. and Insitu, Inc. intend to enforce their rights under those agreements, and to hold Insituform Technologies, Inc. and its subsidiaries, including Insituform Southwest Inc., liable for their violations of these agreements. All of the rights of Insituform East, Inc. and Insitu, Inc. are reserved.

Insituform East, Inc.

/s/ George Wm. Erikson

By George Wm. Erikson
Chairman